SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (date of earliest event reported) December 20, 2002



                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)



   Delaware                        001-31299                     65-0865171
(State or other                 (Commission File               (IRS Employer
jurisdiction of                      Number)                 Identification No.)
incorporation)

           901 Yamato Road, Suite 110, Boca Raton, Florida 33431
            (Address of principal executive offices)  (Zip Code)



     Registrant's telephone number, including area code (561) 322-1303



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Item 2. Acquisition or Disposition of Assets.

     On December 20, 2002, Medical Staffing Network, Inc. ("MSN"), a Delaware corporation and indirect wholly-owned subsidiary of the Registrant, consummated the purchase of substantially all of the assets, and the assumption of certain of the liabilities, of Travel Nurse International, a California corporation (the "Seller"), which operates a healthcare staffing business (the "Transaction"). The Transaction was consummated pursuant to the terms of an Asset Purchase Agreement, dated December 20, 2002 (the "Asset Purchase Agreement"), among MSN, the Seller and Gary W. Fanger (the "Shareholder").

     (1) Under the terms of the Asset Purchase Agreement, the purchase price paid by MSN in connection with the Transaction was $9,500,000 (the "Purchase Price"), of which (a) $2,005,322 was paid to the Seller in cash, (b) $3,494,678 was placed in escrow to fund any downward adjustments to the Purchase Price pursuant to the terms of the Escrow Agreement, dated as of December 20, 2002 (the "Escrow Agreement"), among MSN, the Seller and Heritage Bank of Commerce as escrow agent, and (c) $4,000,000 loaned to the Seller pursuant to a promissory note in favor of MSN bearing an interest rate of 6% per annum (the "Note"). The Purchase Price represents 3.93 times the Seller's adjusted EBITDA for the twelve
(12) month period ended September 30, 2002.

     The Asset Purchase Agreement further provides that, after the closing of the Transaction the Purchase Price will be adjusted (a) upward by 2.86 times the amount of any upward adjustment to the Seller's value as a result of omissions or misrepresentations with respect to the financial documentation that was provided to MSN during its due diligence of the Seller, which omissions or misrepresentations caused MSN to fail to include items of income or expense of Seller in its calculation of Seller's value and such omissions or misrepresentations are discovered within twelve (12) months after the closing date of the Transaction, and (d) downward by 2.86 times the amount of any downward adjustment to the Seller's value as a result of omissions or misrepresentations with respect to the financial documentation that was provided to MSN during its due diligence of the Seller, which omissions or misrepresentations caused MSN to fail to include items of income or expense of Seller in its calculation of Seller's value and such omissions or misrepresentations are discovered within twelve (12) months after the closing date of the Transaction.

     In addition, the Asset Purchase Agreement provides that MSN will pay for additional consideration to the Seller pursuant to an earnout mechanism in an amount equal to (a) three times the amount by which MSN's EBITDA is attributable to the assets purchased by MSN in the Transaction for the first full twelve (12) month period after January 1, 2003 exceeds $1,400,000, payable, unless disputed, by July 1, 2004, plus (b) three times the amount by which MSN's EBITDA is attributable to the assets purchased by MSN in the Transaction for the twelve
(12) month period after January 1, 2004 exceeds that of the first twelve (12) month period, payable, unless disputed, by July 1, 2005. The payment of any earnout made shall be applied first to any outstanding amounts, if any, under the Note at the time of payment.

     MSN financed the entire amount of the Purchase Price from borrowings under its $120 million credit facility with Bank of America, N.A., LaSalle Bank National Association, GE



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Capital Corporation, Antares Capital Corporation, and The Chase Manhattan Bank,
PLC, as Lenders.

     The assets acquired under the Asset Purchase Agreement include a lease for office space and certain office equipment. The premises acquired under such lease and such equipment will continued to be used by MSN as office space and office equipment.

     The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to such agreement, a copy of which has been filed as
Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). Such financial statements will be filed by amendment to this Form 8-K no later than sixty (60) days from the date of filing of this Current Report on Form 8-K.

(b) Pro-forma Financial Information.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). Such financial information will be filed by amendment to this Form 8-K no later than sixty (60) days from the date of filing of this Current Report on Form 8-K.

(c) Exhibits.

2.1 Asset Purchase Agreement, dated December 20, 2002, by and among TNI, the Shareholder and MSN.

2.2 Escrow Agreement, dated as of December 20, 2002, among MSN, the Seller and Heritage Bank of Commerce.

2.3 General Provisions to Escrow Agreement, dated as of December 20, 2002, among MSN, the Seller and Heritage Bank of Commerce.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2003                   MEDICAL STAFFING NETWORK
                                        HOLDINGS, INC. (Registrant)

                                        By: /s/ Kevin S. Little
                                            ------------------------------
                                            Name:  Kevin S. Little
                                            Title: Chief Financial Officer



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                                  EXHIBIT INDEX

Exhibit No.     Description

2.1 Asset Purchase Agreement, dated December 20, 2002, by and among Travel Nurse International, Gary W. Fanger and Medical Staffing Network, Inc.

2.2 Escrow Agreement, dated as of December 20, 2002, among Medical Staffing Network, Inc., Travel Nurse International and Heritage Bank of Commerce.

2.3 General Provisions to Escrow Agreement, dated as of December 20, 2002, among Medical Staffing Network, Inc., Travel Nurse International and Heritage Bank of Commerce.